Exhibit 99.1

Contact(s):	Media Inquiries:	Visteon Corporation
	Kimberly A. Welch	Corporate Communications
	(313) 755-3537	17000 Rotunda Drive
	kwelch5@visteon.com	Dearborn, Michigan 48120
Facsimile: 313-755-7983

Jim Fisher
(313) 755-0635
jfishe89@visteon.com

Investor Inquiries:
Derek Fiebig
(313) 755-3699
dfiebig@visteon.com

News Release

Visteon to Record Non-Cash Charge to Write-Down Deferred Tax Assets

DEARBORN, Michigan, September 9, 2004 — Visteon Corporation (NYSE: VC) today announced that it would record a non-cash charge to write-down its deferred tax assets in the third quarter of 2004. The charge is currently estimated to be in the range of $825 million to $900 million. The decision to record the charge was reached following an analysis of the anticipated impact of Ford’s announcement of lower than expected North American production estimates for fourth quarter and full year 2004.

As a result of this analysis, and considering Visteon’s losses in 2002 and 2003, the timing of when Visteon will be able to generate sufficient taxable income in the United States and other affected jurisdictions to utilize the company’s deferred tax assets is now unclear. In these circumstances, a write-down of Visteon’s deferred tax assets is required under accounting standards. This non-cash write-down includes deferred tax assets as of the beginning of the year and income tax benefits recorded during the first half of 2004, offset by a release of related tax reserves. In addition, as a result of the write-down of deferred tax assets, Visteon will cease recording income tax benefits against operating results in the affected jurisdictions beginning July 1, 2004 and for the foreseeable future.

Although Visteon has made significant progress in diversifying its sales base, declining production volumes on vehicles on which Visteon has significant content continues to adversely affect financial performance.

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News Release

“As the U.S. economy reacts to the uncertainty of oil prices, interest rates and the job market, it is difficult to clearly predict the impact of these items on our customers. Given that difficulty, we recognize we need to take aggressive actions to structure our business in the U.S. so that we can be successful in an uncertain market,” said Mike Johnston, president and chief executive officer. “Our top priority over the coming months will be to explore and pursue strategic and structural changes to our business to achieve a sustainable and competitive business. These changes will involve Ford and our legacy businesses. While solutions are being pursued, we will not diminish our focus on meeting our commitments to all our customers for on-time delivery of quality parts.”

Visteon expects its financial performance for the second half of 2004 and for the full year will be significantly below previously forecasted results due to the impact of lower than anticipated Ford North American volume, the write-down of deferred tax assets, increased steel and fuel costs, which Visteon has not been able to recover fully, and delays in the benefits that were expected to be achieved from labor strategies, such as flowbacks and plant-level operating agreements. As a result of these factors, Visteon expects to evaluate additional fixed assets for impairment, and may as a result of this evaluation, be required to write-down certain assets in the second half of 2004. Due to the uncertainty regarding this asset review, as well as the uncertainty on the outcome of Ford discussions, Visteon is withdrawing its prior guidance for third quarter and full-year 2004 revenues, earnings and cash flows.

Visteon is scheduled to release its third quarter earnings on Thursday, October 21, 2004. At that time, updates will be provided on other company matters.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has approximately 72,000 employees and a global delivery system of more than 200 technical, manufacturing, sales and service facilities located in 25 countries.

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News Release

This press release contains forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “projects,” “outlook” and similar words and phrases signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks, and uncertainties which could cause our results to differ materially from those expressed in these forward-looking statements. These factors, risks and uncertainties include the automotive vehicle production volumes and schedules of our customers, unexpected developments arising from discussions with Ford Motor Company and the related strategic cost structure review, the effect of pension and other post-employment benefit obligations, our ability to recover material surcharges from our customers, the need to recognize restructuring, impairment and other special items, our ability to reduce costs in accordance with the company’s plans, as well as those factors identified in our filings with the Securities and Exchange Commission (including our Annual Report on Form 10-K for the year-ended December 31, 2003). We assume no obligation to update these forward-looking statements.

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Visteon news releases, photographs and product specification details are available at www.visteon.com

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